Exhibit 10.16

GOOGLE 2006 SENIOR EXECUTIVE BONUS PLAN

Summary

Google’s 2006 Senior Executive Bonus Plan (the “Plan”) is a variable cash incentive program designed to motivate participants to achieve the company’s financial and other performance objectives and to reward them for their achievements when those objectives are met.

Eligibility

Participants are approved solely at the discretion of the Board of Directors. All executive officers except for our CEO and Presidents are eligible to be considered for participation. No person is automatically entitled to participate in the Plan in any year, and any eligible participant may choose not to participate in the Plan in any year for any reason.

Administration

The Board of Directors or a committee appointed by the Board of Directors (the “Administrator”) is ultimately responsible for administering the Plan. The Administrator has all powers and discretion necessary or appropriate to review and approve the Plan and its operation, including, but not limited to, the power to (a) determine which eligible participants shall be granted bonus awards, (b) prescribe the terms and conditions of bonus awards, (c) interpret the Plan, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (e) interpret, amend or revoke any such rules. All determinations and decisions made by the Administrator and any delegate of the Administrator shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law. The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors, officers and/or managers of the company. The Administrator, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason.

Award Determination

The Administrator, in its sole discretion, will approve target bonuses for each participant. Bonuses will be calculated using a formula that includes: (a) the executive’s salary, (b) the executive’s target bonus, (c) an “Individual Multiplier,” and (d) a “Company Multiplier.” Multipliers become higher with higher levels of achievement and are determined as follows:

The Individual Multiplier

For each participant in the Plan, the Administrator approves an Individual Multiplier that reflects the participant’s contributions relative to individual performance expectations for the performance period. Individual performance expectations vary to reflect each executive’s role in the company. An “on target” assessment yields a 100% multiplier.

The Company Multiplier

The Administrator approves a Company Multiplier for all participants by assessing Google’s financial performance against pre-established annual goals for revenue and operating profit; provided that other financial goals may be assessed as determined appropriate by the Board of Directors. An “on target” assessment yields a 100% multiplier.

Award Payouts

Unless otherwise determined by the Administrator, bonuses will be paid on an annual basis, typically in February, and the bonus period is currently Google’s fiscal year period. Actual bonuses payable for 2006, if any, will vary to reflect the amount by which each target is exceeded or missed and are not currently determinable. The maximum bonus that any participant may receive under the Plan in 2006 is $3 million.